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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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H&R BLOCK, INC.

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On August 30, 2007, Mark Ernst, Chairman of the Board, President and Chief Executive Officer of H&R Block, Inc. (the “Company”), and Bill Trubeck, Executive Vice President and Chief Financial Officer of the Company, used the following materials during the Company’s fiscal first quarter 2008 earnings conference call:

Fiscal First Quarter 2008 Earnings Conference Call August 30, 2007

Conference Call Participants Bill Trubeck Executive Vice President, Chief Financial Officer Mark Ernst Chairman, President, and Chief Executive Officer

Forward-Looking Statements This presentation and various comments made in connection with it include certain estimates, projections and other forward-looking statements. The words "will," "plan," "estimate," "approximate," "project," "intend," "remain," "expect," "believe," and variations thereof and similar expressions are intended to identify forward-looking statements. These statements speak only as of the date on which they are made and are not guarantees of future performance. Actual results may differ materially from those expressed, implied or forecast in the forward-looking statements. Some factors that could cause actual results to differ include: The uncertainty that the company will achieve its revenue, earnings and earnings per share expectations for the fiscal year 2008, or subsequent fiscal years, or any quarter thereof, and that actual financial results for fiscal year 2008, or subsequent fiscal years, or any quarter thereof, will fall within the guidance provided by the company The uncertainty of the impact and effect of changes in the non-prime mortgage market including changes in interest rates, loan origination volumes, levels of early payment defaults, and secondary market pricing and liquidity Uncertainties pertaining to the commercial paper market Changes in economic, political, regulatory or competitive environments Litigation involving H&R Block, Inc. and its affiliates The uncertainty regarding the announced closing of the sale of the company's mortgage business The uncertainty of the company's ability to purchase shares of its common stock pursuant to its Board of Directors' repurchase authorization Other risks described from time to time in H&R Block's press releases and Forms 10-K, Forms 10-Q, Forms 8-K and other filings with the Securities and Exchange Commission H&R Block undertakes no obligation to publicly release any revisions to forward-looking statements to reflect events or expectations after the date of the presentation. H&R Block provides a detailed discussion of risk factors in periodic SEC filings and you are encouraged to review these filings.

Mark Ernst Chairman, President, and CEO

Mortgage Operating Update In discussions with Cerberus to modify sales agreement May and June improvements overshadowed by impact of July and August rating agency changes Narrowed origination collateral Re-priced loans substantially higher Secondary market has little or no appetite Ceased originations that do not fit FNMA or Freddie Mac purchase guidelines Expect to slow originations, $200 mm per month Have been scaling back origination organization

Mortgage Sale Update Some current modification discussions are: Minimum $2B funding 60-days prior to close and $8B minimum warehouse line conditions either modified or waived HRB responsible for divesting or winding down origination business - we would pursue immediately Cerberus would purchase OOMC's servicing platform Working toward advancing contract termination date for earlier resolution No further comment until discussions conclude Operational changes will mitigate risk to shareholders and preserve value of OOMC

Early Payment Defaults Trends 3.80% 3.60% 3.40% 3.20% 3.00% 2.80% 2.60% 2.40% 2.20% 2.00% Q206 Q306 Q406 Q107 Q207 Q307 Q407 Q108 0.025 0.0264 0.028 0.0332 0.0368 0.0356 0.0313 0.0309

Current Loan Production No longer offer 2/28 or 3/27 products Shifted to 5/25 products Moved to full doc Only owner occupied properties CLTV 90% or less

Loan Exposure Balance sheet @ 7/31 with key assumptions: Currently Valued @ Warehouse Loans $2.1 B 0.92 Scratch and Dent Loans Held for Sale $0.2 B 0.51 Residual Interests $0.1 B Cumulative Loss Assumption 5.13% Discount Rate 47% Prepayment 3.5 years Repurchase Reserve Liability $0.1 B $0.3 B @ 0.64

Assumption Changes Drive Loss Mortgage segment pretax loss - $331 mm Residual Impairment $50 mm Increase Discount Rate From 28% to 47% Write-down of Beneficial Interests In Trusts $73 mm Currently Valued at $0.92 Increase in Repurchase Reserves $136 mm Change in Severity From 26% to 38%, Increased Kick-Out Rate Assumption From 4% to 16% Restructuring and Retention Charge $25 mm Other $27 mm

Mortgage Financial Overview Q1 pretax loss - $331 mm Lack of a secondary market Negative 586 bps net gain on sale gross margin $3.1 billion in executions: 44% securitizations 56% whole loan sales Reduced carrying value of residuals $157 mm added to reserves: Higher severity Increased due diligence kick-outs

Origination Statistics Q1 originations: $3.3 billion 1Q08 4Q07 Cost of Origination 262 bps 245 bps Average Loan Balance $251,000 $234,000 WAC 8.64% 8.47% 2-Year Swap 5.08% 5.02% Current WAC - about 10.45% Additional restructuring underway - OOMC staff levels about 2,140 associates, down from 2,650 at '07 year-end Adequate warehouse lines in place

Mortgage Balance Sheet July 31, 2007 Current Assets Held for Sale $1.1 Non-current Assets Held for Sale $0.8 Total Assets $1.9 Liabilities Held for Sale $0.8 GAAP Book Value $1.1 Tangible Net Asset Value* $1.1 (billions) *as defined in sale agreement with Cerberus

First Quarter 2008 Results 1Q08 1Q07 Revenue Continuing Ops $381 $343 Net Income/(Loss) Continuing Ops ($110) ($118) Net Income/(Loss) Discontinued Ops ($193) ($14) Net Income/(Loss) ($303) ($131) Earnings/(Loss) per Share Continuing Ops ($0.34) ($0.36) Earnings/(Loss) per Share Discontinued Ops ($0.59) ($0.05) Earnings/(Loss) per Share ($0.93) ($0.41) (millions and per share basis)

Operational Highlights Tax Services - results in-line with expected off- season losses Consumer Financial Services - improved earnings from Bank and Financial Advisors Business Services - solid top-line and bottom- line results

Tax Services Summary In-line pretax loss - $172 mm Focused on leveraging unique products for TS08 enabled by H&R Block Bank Expanding availability of 36% APR RAL through: H&R Block tax offices (debit card or check) TaxWorks and 1040Works (software for professional preparers) Introduced line of credit product: Distinct competitive advantage Leverages H&R Block Bank to build client loyalty Margin expansion - 50 to 75 bps

Consumer Financial Services Revenue* - $114 mm; up 45% Pretax earnings* - $6 mm; up $9 mm Financial Advisors third straight quarter of profitability * From Continuing Operations

H&R Block Bank 1Q08 OTS Plan Return on Average Assets 1.34% 1.00% Efficiency Ratio 37% 36% NIM 2.08% 2.50% $1.3 B mortgage loans held for investment: Average loan size - $219,000 Average FICO - 717 Average CLTV - 78% HRBFA deposits - $734 mm Tax client deposits - $129 mm

H&R Block Financial Advisors Profitable for third straight quarter: Includes $9 mm intangible amortization Amortization will decline to $3 mm in 3Q then cease Advisor productivity - up 30% $32.5 B assets under administration - up 6%

Business Services Overview Revenue* - $193 mm; down 1% Narrowed focus in capital markets - phasing out business valuation services Tax business - 9% revenue growth Pretax loss* - $2 mm; improved from $7 mm loss in Q107 * From Continuing Operations

Bill Trubeck EVP and Chief Financial Officer

Corporate Operations Pretax loss - $16 mm vs. $31 mm y/y Lower interest and legal costs

Discontinued Operations Consists of OOMC, and two smaller lines of business previously in Business Services Loss from discontinued operations primarily due to mortgage losses

Balance Sheet Jul. 31, '07 Apr. 30, '07 Cash $0.4 $0.9 Short-Term Borrowings $1.7 $1.6 Net Receivables $0.4 $0.6 (billions) Drew $850 mm on committed working capital lines: $2B in total capacity Unstable commercial paper market for A2/P2 borrowers Substitute funding for working capital needs

Balance Sheet, continued $181 mm change to other working capital Continued to fund OOMC operating needs Issued 2 mm shares from treasury shares 325 mm shares outstanding at year-end

Other Financial Items Effective tax rate: Continuing ops - 40.2% Discontinued ops - 42.5%

Capital Structure HRB below OTS tangible equity requirement Due to losses - no share repurchase until FY09

Performance Outlook Focus on core tax and related financial services Aggressively manage through volatile and fluid market conditions Reaffirm guidance - narrowed FY08 continuing ops EPS $1.30 - $1.45 Discontinued ops losses will impact Q208 Tax Services - building on margin expansion Consumer Financial Services - FY08 profitability Business Services - solid margin improvement Continue to simplify business mix

Annual Shareholder's Meeting

Annual Shareholder's Meeting Breeden Partners' campaign disruptive to H&R Block's strategic initiatives: Has advanced no new ideas Actions may deprive shareholders of significant potential of H&R Block Bank Vote your WHITE proxy to support your board

Fiscal First Quarter 2008 Earnings Conference Call August 30, 2007

Appendix

Reconciliation of Non-GAAP Financial Information Financial Information Financial Information

Fiscal First Quarter 2008 Earnings Conference Call August 30, 2007

Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007

Management:	Mark Ernst, Chairman, President and Chief Executive Officer
Bill Trubeck, EVP and Chief Financial Officer
Scott Dudley, AVP, Investor Relations
[Slide 1 — Title]
Scott Dudley
     Good morning. Thank you for joining us to discuss our fiscal first quarter 2008 results.
[Slide 2 — Call Participants]
     On the call today are Mark Ernst, Chairman, President and CEO and Bill Trubeck, executive vice president and chief financial officer. They will comment on our first quarter results. We will then open up for questions. Our call today is scheduled for one hour.
[Slide 3 — Safe Harbor]
     To start, let me provide our safe harbor statement.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
     Comments made on this call may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are based upon current information and management’s expectations regarding the company, speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors including, but not limited to:
•	the uncertainty that the company will achieve its revenue, earnings and earnings per share expectations for the fiscal year 2008, or subsequent fiscal years, and that actual results for fiscal year 2008, or subsequent fiscal years, or any quarter thereof, will fall within the guidance provided by the company;

•	the uncertainty of the impact and effect of changes in the non-prime mortgage market including changes in interest rates, loan origination volumes, levels of early payment defaults, and secondary market pricing and liquidity;

•	uncertainties pertaining to the commercial paper market;

•	changes in economic, political, regulatory or competitive environments;

•	litigation involving H&R Block, Inc. and its affiliates;

•	the uncertainty regarding the closing of the sale of Option One;

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
•	the uncertainty of the company’s ability to purchase shares of its common stock pursuant to its Board of Directors’ repurchase authorization;

•	and other risks described from time to time in H&R Block’s press releases and Forms 10-K, Forms 10-Q, Forms 8-K and other filings with the Securities and Exchange Commission.
     H&R Block undertakes no obligation to publicly release any revisions to forward-looking statements to reflect events or expectations after the date of these remarks. H&R Block provides a detailed discussion of risk factors in periodic SEC filings and you are encouraged to review these filings.
     You should note that in conjunction with today’s call there is an accompanying slide presentation which is posted to the investor relations section of our website at hrblock.com. In addition, a copy of our prepared remarks will be posted to our website shortly after the conclusion of this call.
[Slide 4 — Mark Ernst]
     With that, I will turn the call over to Mark Ernst.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
Mark Ernst
     Good morning. We have a lot to cover this morning and want to limit our call to one hour. So let me get started.
     I plan to cover first the status of our Option One mortgage business operations and sale. I’ll then spend a few minutes on our continuing operations results this quarter, including the important announcements that we’ve made in the past week regarding our product line changes targeted at the critical early season portion of tax filers. Bill Trubeck will cover key items from a financial perspective and then we’ll have time for your questions.
[Slide 5 — Mortgage Operating Update]
Mortgage Operating Update
     As you read in our press release this morning, we are engaged in discussions with Cerberus in an effort to modify our agreement to sell Option One in light of the turmoil that is occurring in the credit markets generally and the market for subprime loans specifically.
     The mortgage origination market is in the midst of the most severe dislocation that it has seen in years — maybe the most severe since the 1930’s. The relative improvement in the market that we experienced in May and June (when we were originating about $1

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Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
billion per month) gave way to significant changes in July and August when rating agencies tightened the view they have for securities backed by mortgages — whether subprime or other loans. These changes in July, along with an overall reassessment of the value of securities backed by subprime loans and the types of collateral that are salable in today’s environment, has given way to significant changes in our origination business in response.
     In July we dramatically narrowed the type of collateral we would originate and re-priced our loans substantially higher, as the risk-adjusted value of loans in the secondary market changed. Despite those changes, in August the entire market found little or no appetite for any loans, despite what we can see as substantially improved collateral characteristics and indications of substantially better early payment default performance on the loans being originated.
     As a consequence, we have ceased originating any loans that do not fit the Fannie Mae or Freddie Mac purchase guidelines. By mid-August we had stopped originating any loans that don’t have a known source of disposition in the secondary market — today, that’s through one of the agencies. The consequence of that change is that we expect to slow our originations to a run rate of about $200 million per month beginning in September.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
     Along with these changes, we have taken substantial action to scale back the organization that originates and supports originations. We reduced our staff by 615 people and currently our origination organization has approximately 400 people remaining.
[Slide 6 — Mortgage Sale Update]
Mortgage Sale Update
     As reflected in my prior remarks, we’re in an unprecedented environment for the mortgage lending industry. As a result, we are engaged in discussions with Cerberus Capital Management in an effort to modify the agreement we entered into in April to sell Option One to Cerberus. Certain closing conditions of this agreement currently are not being met. Consequently, some of the key components of the discussions currently are:
•	The closing conditions requiring us to have $2 billion in loans funded within 60 days of closing and $8 billion minimum in warehouse lines would be waived, with certain other closing conditions being waived or modified;

•	We would be responsible for divesting or winding down Option One’s remaining origination business, which we would pursue immediately. As a result certain shutdown costs may be incurred;

•	Cerberus would purchase Option One’s loan servicing platform;

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Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
•	We are working toward advancing the December 31 contract termination date to provide for an earlier resolution of the Option One situation.
     Other sections of the contract may also be changed or eliminated. While we hope to conclude the negotiations, we can’t of course be sure that we will be able to do so. If we are unable to reach agreement on the modifications, our existing agreement remains in effect, and our intent would be to proceed with our current agreement. As we trust you will appreciate, until our ongoing discussions are concluded, one way or the other, we will not have any further comment.
     Collectively, the operational changes we have made are designed to mitigate risk to H&R Block shareholders from originating loans in today’s market while preserving the value that exists in the Option One business through the existing Cerberus transaction, or potentially, a modified one.
     During the quarter we took a series of valuation actions to reflect the dramatically changed market view of mortgage collateral.
     The quality of loans currently being originated — measured by our experience with early payment defaults — has recovered substantially.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
[Slide 7 — Early Payment Defaults]
     As you can see on this slide, early payment default levels on new collateral have dropped to their lowest levels in over 15 months. We have also seen increasing WAC levels even as the loan characteristics have been directed toward less risky loan types.
[Slide 8 — Current Loan Production]
     We have made changes to our loan product offerings in response to the market. By early August, we were no longer offering 2/28 and 3/27 loans and had shifted customers to 5/25 products. We’ve also essentially moved to all full documentation loans. Previously more than 20 percent of loans had stated or limited documentation. We no longer originate loans for non-owner occupied properties or loans above 90 percent combined loan to value.
[Slide 9 — Loan Exposure]
     On slide nine, you can see the exposure that we have at quarter end to loans originated before we stopped taking loans that don’t meet the Fannie Mae or Freddie Mac requirements.
     At quarter end we held $2.1 billion of loans in our warehouse. We estimate that approximately $1.1 billion of those loans will meet the guidelines for sale to FNMA. $190 million of that was committed to be

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Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
sold in mid-August with a mid-September settlement. We sold $629 million in whole loan transactions in August, including $366 million of FNMA eligible loans. The remaining $500 million of FNMA eligible loans are in the process of being pooled for sale.
     We have marked the warehouse, net of applicable repurchase liability, to an average value of 92 cents on the dollar, even though the collateral is much better than previously originated, the WACs are higher, and the early payment default performance is better. This is a reflection of where we believe the market would have valued these performing loans at quarter end.
     At quarter end, we held approximately $240 million of loans outside the warehouse facilities that have been deemed to have some defect either in initial performance or collateral documentation. We are working to correct any collateral documentation issues. At quarter end, we have recorded $115 million as an allowance for loan losses against these loans.
     Residuals represent the third area of balance sheet exposure for us. We have written all residuals from originations prior to January 2007 to zero value and residuals originated in calendar year 2007 have a current carrying value of $90 million at quarter end. There is no market indication of the value of these residuals directly in today’s

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
environment, as the fear of anything “subprime” has reduced or eliminated liquidity to this market today.
     In addition to mortgage loans held for sale, we have also recorded a $113 million repurchase liability including $68 million related to loans in the warehouse. As mentioned above, the early payment default performance has continued to improve. However, the cure rate has dramatically declined while loss severity has increased, resulting in a $157 million repurchase reserve, of which approximately $62 million is related to loans originated in prior quarters.
[Slide 10 — Assumption Changes Drive Loss]
     We have tightened our valuation assumptions further — though the underlying collateral is performing as it was originally modeled to perform — to reflect this general market uncertainty. We have increased our discount rate from 28 percent to 47 percent reflecting the continued uncertainty in the market. The increase in discount rate resulted in a $50 million impairment this quarter. We wrote down our beneficial interest in trusts by $73 million reflecting a value of 92. We also increased our repurchase reserves by $136 million specifically related to assumption changes, including higher severity and kick-out rates.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
[Slide 11 — Mortgage Financial Overview]
Mortgage Financial Overview
     Turning to financial results, the mortgage business incurred a pretax loss for the quarter of $331 million, which is reflected in discontinued operations. Driven primarily by the secondary market pressures I just noted, we incurred losses from our origination activities leading to a negative 586 basis-point net gain on sale gross margin for the quarter.
     We executed $3.1 billion of loan sales in the quarter, with 44 percent executed as securitizations and 56 percent as whole loan sales. As mentioned, we also significantly reduced the carrying value of residuals to reflect the sentiment of market participants for loan losses at the end of July. We took additional reserves for repurchased loans reflecting further market value reduction for ‘scratch and dent’ loans.
     We recorded impairments to residual interest of $50 million compared to $17 million last year. We experienced higher loss severity and due diligence kick-outs, driving an increase in actual and expected loan repurchase activity. As a result we recorded reserves of $157 million in the current year, compared to $93 million in the prior year.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
[Slide 12 — Origination Statistics]
     Loan origination levels for the first quarter were $3.3 billion, down substantially from $5.8 billion in the fourth quarter, reflecting our underwriting changes and market conditions. The cost of origination was 262 basis points, up from 245 basis points in the fourth quarter.
     We have seen some positive indicators in the midst of these harsh market conditions. In the first quarter, the average loan balance continued to increase to $251,000, up from $234,000 in the fourth quarter. The average WAC increased 17 basis points to 8.64 percent, while the two-year swap moved up just 6 basis points to 5.08 percent at quarter-end. We have continued to raise coupons and we’re currently originating loans with an average WAC of about 10.45 percent.
     During the quarter we incurred restructuring charges of $16 million and anticipate additional restructuring costs in the second quarter, related to the previously announced closure of 12 loan processing offices and a staff reduction of 615.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
[Slide 13 — Mortgage Balance Sheet]
Mortgage Balance Sheet
     At quarter-end the balance sheet for our discontinued operations consisted of $1.9 billion of assets consisting primarily of $432 million in mortgage loans held for sale, $556 million of prepaids and other current assets, $95 million in the BIT, $90 million of residuals, $233 million of MSRs, and $317 million of deferred tax assets. When considering the $791 million of liabilities, this nets to a GAAP book value of $1.1 billion. The respective estimated tangible net asset value, as calculated per the stock purchase agreement, equaled $1.1 billion at July 31, 2007.
Mortgage Outlook
     It is our intent to retain severe limits on the types of loans that we will originate as we work to resolve the finalization of the agreement with Cerberus. To the extent this means we only originate agency-eligible collateral in amounts below our originally agreed levels for the contractual closing condition, then we’ll accept that contract risk. We will not put H&R Block shareholder capital at risk to sustain a commercially unreasonable business.
     As we have discussed earlier, the mortgage industry has continued to be extremely volatile during the month of August. To the

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
extent that market conditions fail to improve, the company estimates that the mortgage business may continue to incur significant pretax impairments of approximately $150 million to $200 million to existing residuals, beneficial interests in trusts and loans held for sale.
[Slide 14 — 1Q08 Results]
Key Highlights
     Turning to continuing operations results for the first quarter, revenue was $381 million, up 11 percent from last year. The pretax loss improved about 7 percent from last year, to $110 million or a loss of $0.34 per share, slightly better than our expectations. Our net loss for the quarter was $303 million or $0.93 per share on a fully reported basis, inclusive of discontinued operations. The first quarter net loss a year ago was $131 million or $0.41 per share.
[Slide 15 — Operational Highlights]
     Tax Services results were in line with our expectations for this off-season quarter, in which we normally report a loss. The pretax loss was higher versus the prior year due to investments in initiatives to drive client growth and normal operating expense increases.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
     The Consumer Financial Services segment reported improved earnings, reflecting contributions from both H&R Block Financial Advisors and H&R Block Bank.
     Business Services delivered solid top line results that met our planned levels. Revenues for RSM McGladrey’s accounting, tax, and consulting business continue to experience good organic growth. Total reported revenues declined slightly from last year due to our phasing out of valuation services. Business Services seasonal pretax loss was better year-over-year due to improved integration of the acquired AMEX TBS business.
[Slide 16 — Tax Services Summary]
     The pretax loss in our tax segment of $172 million was 13 percent higher than the prior year and in line with our expectations for this off-season quarter. The loss reflects costs associated with investments in technology to support our digital tax and our new commercial markets business and the off-season expenses associated with a recent acquisition of a tax operation in Las Vegas.
     As you might imagine, we are deep into planning for the upcoming season. We’ve made two announcements in the past 10 days that are significant for the coming tax season.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
     Last week we announced the introduction of a new line of refund settlement products that we’ll make available to the independent tax market through our TaxWorks commercial software platform. These include access to a new 36% APR refund loan and a free-bank account through H&R Block Bank under the Anew-brand. This step, being taken in conjunction with leading refund lending banks, will help to accelerate the transparency and greater value that this product design makes available to clients throughout the professional tax services industry.
     We also announced yesterday that, again through the capability of H&R Block Bank, we will introduce a low-cost line of credit product to our tax clients as an extension of our highly successful Emerald Card prepaid debit account introduced last tax season. The ability to develop these types of industry-shaping capabilities at prices that lead the industry can only be done because we aren’t relying on third parties with limited interest in the impact of product designs.
     Building on last year’s success, we intend to seize the client retention opportunity created by the popularity of the Emerald Card, which is already in the hands of over 2 million clients. We look forward to sharing details of our plans as we get closer to January, but we are intently focused on being prepared to aggressively compete at that time.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
     As a result of finalizing our settlement product offerings, we now expect the pretax margin in the Tax segment to rise 50 to 75 basis points this year, versus our previous expectation for flat year-over-year margins.
[Slide 17 — Consumer Financial Services]
Consumer Financial Services Overview
     Turning to Consumer Financial Services, the segment delivered a great quarter. First quarter revenues from continuing operations were up 45 percent over the prior year to $114 million, reflecting the growth of H&R Block Bank in accordance with its plan and continued success at H&R Block Financial Advisors. Consumer Financial Services delivered pretax earnings from continuing operations of more than $6 million for the quarter, compared to a year-ago loss of $3 million. Importantly, Financial Advisors achieved its third straight quarter of profitability after $9 million in intangible amortization.
[Slide 18 — H&R Block Bank]
H&R Block Bank
     For the quarter, the bank realized an annualized pretax return on average assets of 1.34 percent with an efficiency ratio of 37 percent, in

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
line with our plans. The net interest margin was 2.08 percent, reflecting the continued impact of the flat yield curve.
     The bank ended the quarter with total assets of $1.3 billion, primarily consisting of mortgage loans held for investment. These loans are of high quality and are, in fact, considered “prime” by the OTS. On average the loan size is $219,000 with a 717 FICO and a combined loan-to-value of about 78 percent. The average debt-to-income ratio for the borrowers of these loans is 34 percent and the average WAC is 7.27 percent.
     Our overall level of classified assets declined at quarter end to 1.67 percent of total assets, down form 1.75 percent at the end of the prior quarter. Nonetheless, we are very watchful of credit performance and took the step to increase our reserve levels to 0.37 percent during the quarter from 0.26 percent at the end of the prior quarter.
     H&R Block Financial Advisors utilized the bank to hold $734 million in FDIC-insured deposits on behalf of certain customers. Deposits from H&R Block tax clients were $129 million at quarter-end.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
[Slide 19 — H&R Block Financial Advisors]
H&R Block Financial Advisors
     H&R Block Financial Advisors continued to achieve improved results reflecting the operating changes made in the business over the last two years. As I noted, HRBFA was profitable for the quarter and that includes $9 million of intangible amortization. The amortization will be reduced to $3 million in the third quarter and will then cease. This performance was supported by higher production, including continued strong sales of closed-end funds and annuities, along with increased margins on sweep account balances.
     The improved results reflect a 30 percent increase in advisor productivity over last year, driven by organic growth and our success in recruitment of higher level producers in the past couple of years.
     At quarter-end we had $32.5 billion in assets under administration, up 6 percent from the prior year.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
[Slide 20 — Business Services Overview]
Business Services Overview
     Business Services had a strong quarter, experiencing good organic growth despite a slight decline in reported revenues. Revenues for the quarter were down 1 percent to $193 million. This is primarily due to reduced capital markets revenue as we have chosen to phase out business valuation services and focus solely on capital markets transaction advisory services. In addition to 9 percent revenue growth in its tax business, RSM McGladrey also had meaningful improvement in off-season losses compared to the prior year.
     Given the seasonal nature of the tax and accounting business, RSM McGladrey normally reports a loss until the third and fourth quarters. The pretax loss for the segment was $2 million compared to a loss of $7 million last year. The improvement reflects the efficiencies gained during the integration of the Amex TBS firms.
     With that, let me turn the call over to Bill Trubeck to discuss our discontinued operations and balance sheet.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
[Slide 21— Bill Trubeck]
Bill Trubeck
     Thank you, Mark. I’ll start with a discussion of our corporate segment. I’ll also review results from our discontinued operations and I’ll conclude with some comments related to capital, our balance sheet, and other items related to our financial statements.
[Slide 22 — Corporate Operations]
Corporate Operations
     The pretax loss in corporate operations for the fiscal first quarter was $16 million, down significantly from $31 million a year ago, primarily due to lower interest resulting from refinancing our $500 million Senior Note to a bridge financing facility with a lower interest rate along with reduced legal costs.
[Slide 23 — Discontinued Operations]
Discontinued Operations
     This quarter the results of our discontinued operations, in addition to Option One and H&R Block Mortgage Corp., also include

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
results and the related costs to sell two smaller lines of business previously reported in our Business Services segment.
     We recorded a loss from discontinued operations of $193 million net of tax, or $0.59 per share, reflecting mainly the losses in mortgage.
[Slide 24 — Balance Sheet]
Balance Sheet
     Our cash position decreased to $438 million at the end of the first quarter from more than $900 million at April 30, primarily due to our off-season working capital requirements, dividends, and losses at OOMC. Short-term borrowings, excluding our bridge loan, at the end of the quarter were $1.2 billion.
     I want to comment on our announcement to draw $850 million on our committed back-up lines of credit. These lines, with total capacity of $2 billion, were put in place to give us flexibility and assure adequate liquidity for short-term needs. In recent weeks, the commercial paper market has become increasingly constrained and unstable, especially for A2/P2 issuers like Block Financial. As a result, we decided to substitute this more stable source of funds for our working capital needs. These lines of credit extend through August of 2010 and are accessed today at a rate of LIBOR plus 30.5 basis points. We are using proceeds to pay down commercial paper balances and to meet our on-

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
going working capital needs. We expect to have adequate liquidity for the upcoming tax season and into our fiscal fourth quarter when we typically become cash flow positive.
     Net receivables declined to $423 million compared to $556 million at year-end 2007 reflecting the normal pattern of collections at our Business Services unit and related to our participation in refund anticipation loans.
[Slide 25 — Balance Sheet, continued]
     Changes in goodwill and intangible balances reflect normal amortization and the previously mentioned tax segment acquisition in Las Vegas. Lower income tax payments resulted in a $181 million change to “other working capital”.
     Significant changes in year-over-year cash flow uses were driven by Option One’s operating needs, reflecting conditions in the subprime mortgage industry.
     We issued 1.6 million shares from our treasury shares for option exercises, the employee stock purchase plan, and restricted shares. We ended the quarter with 325 million shares outstanding.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
[Slide 26 — Other Financial Items]
     The effective tax rate from continuing operations for the first quarter was approximately 40.2 percent. The rate increased primarily due to changes in our estimated state tax rates.
     Our discontinued operations reported an effective tax rate of 42.5 percent for the quarter.
[Slide 27 — Capital Structure]
Capital Structure
     As we expected, H&R Block continues to be below the minimum 3 percent OTS capital ratio. Given the first quarter loss within discontinued operations and estimated losses during the second and potentially third quarters, the company now expects that it will not be able to repurchase shares for treasury until some time in fiscal 2009.
     Mark will now share our outlook for the remainder of the fiscal year.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
Mark Ernst
[Slide 28 — Performance Outlook]
Performance Outlook
     The past year has seen the greatest amount of change in many years for H&R Block. We are focusing the company around our tax, accounting and related financial services businesses where we can create clear competitive advantage in the market.
     We remain focused on managing through current volatile and fluid market conditions in mortgage while reducing exposure to operating losses, as we work towards closing the sale of Option One.
     We are narrowing our range of expected earnings from continuing operations for FY08 to $1.30 to $1.45 per share, reflecting a $0.05 per share increase in the low end of the range. This change incorporates our finalized product design and strategy in Tax Services. We’ll have more to say about Tax at our investor day in January, but we believe we are positioned for a very good season in retail tax fueled by solid execution and industry-leading settlement products enabled by H&R Block Bank, complemented by further gains on the digital side.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
     We expect that results of our discontinued operations will continue to have a negative impact on our earnings on a fully reported basis into the second and possibly third quarter of the fiscal year.
     We expect our Consumer Financial Services profitability to more than double in FY08 versus FY07 as the bank continues to expand and build on its success of this past year and as Financial Advisors further progresses against its business plan and strengthens profitability.
     We look for continued strong performance in RSM McGladrey’s core accounting, tax, and consulting services as our investment in brand drives new business opportunities.
[Slide 29 — Annual Meeting 1]
Annual Meeting
     Before going to questions, I would like to note that H&R Block’s annual shareholders’ meeting will take place a week from today on September 6 at 9 a.m. central time in Kansas City.
     Our Tax Services business experienced strong revenues this past year, significantly aided by the successful debut of H&R Block Bank. We have taken other key actions in the past year including initiating

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
the sale of our mortgage operations and narrowing our focus within Business Services.
     At the meeting, three of our independent directors are standing for re-election — Donna R. Ecton, Louis W. Smith and Rayford Wilkins, Jr. We urge you to vote for these highly qualified and experienced individuals. We strongly believe that our three independent director nominees together with our other directors are the best team to oversee management’s execution of our strategic plan, which is already underway.
[Slide 30 — Annual Meeting 2]
     In our view, Breeden Partners has put forth no new ideas to improve shareholder value. In fact, many of their proposed changes are identical to actions that were initiated by the Board and previously announced and which had began implementation before Breeden Partners acquired a single share. We believe they are advocating a sale or disposition of the Bank — depriving shareholders of the Bank’s significant potential. It is no coincidence that the Tax Services business had a very successful early season this past tax season — the same year our bank became operational.

H&R Block
Earnings Release Conference Call Script
Fiscal First Quarter 2008
August 30, 2007
     By continuing to execute our strategic plan, we believe that we are on track to deliver value for all our shareholders. This is not the time for costly distractions and organizational disruption. We encourage all shareholders to vote their white proxy, regardless of the size of their holdings in H&R Block.
     We are now ready to take questions.

IMPORTANT ADDITIONAL INFORMATION
On July 31, 2007, H&R Block began the process of mailing its definitive proxy statement (the “Proxy Statement”), together with a WHITE proxy card, in connection with H&R Block’s 2007 Annual Meeting of Shareholders. The Proxy Statement contains important information about H&R Block and the 2007 Annual Meeting. H&R Block urges its shareholders to read the Proxy Statement carefully. Shareholders may obtain additional free copies of the Proxy Statement and other documents filed with the Securities Exchange Commission (SEC) by H&R Block through the website maintained by the SEC at www.sec.gov. In addition, copies of the Proxy Statement and other documents may be obtained free of charge by directing a request to: H&R Block, Inc., Attn: Corporate Secretary, 1 H&R Block Way, Kansas City, MO 64105, (816) 854-3000 or from our website (www.hrblock.com). Copies of the Proxy Statement also may be requested by contacting our proxy solicitor, Innisfree M&A Incorporated, at 877-456-3463 toll-free.